UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2013

NorthWestern Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
3010 W. 69th Street Sioux Falls, South Dakota (Address of principal executive offices)		57108 (Zip Code)
(605) 978-2900 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

On May 28, 2013, NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) (the “Company”) issued a press release announcing that the Company has agreed to purchase operating and non-operating natural gas production interests in northern Montana's Bear Paw Basin from Devon Energy Production Company, L.P. ("Devon"). This purchase also includes Devon's 82 percent interest in the Havre Pipeline Company, LLC. The purchase price for Devon's Montana assets, including the interests in the Havre systems, is $70.2 million (subject to customary post closing adjustments). The press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

NorthWestern will need to obtain a regulatory waiver to acquire the Havre Pipeline Company, LLC, a necessary step in completing the transaction. This transaction is expected to close in 2013 subject to customary approvals.

The proposed purchase includes an interest in approximately 916 producing wells and connected gathering systems with more than 82 miles of transmission line, 576 miles of gathering lines, and 21 compressors in Blaine, Choteau, and Hill Counties. The amount of net proven developed producing reserves proposed to be purchased is estimated to be 64.6 billion cubic feet. The estimated natural gas production from this acquisition will be approximately 5.6 billion cubic feet in 2013, or about 28 percent of the Company's current annual natural gas load in Montana. Once the purchase is completed, NorthWestern Energy's annual natural gas supply load in Montana would be comprised of approximately 37 percent owned and regulated production.

Item 9.01	Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*	Press release dated May 28, 2013

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary

Date: May 28, 2013

Index to Exhibits

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*	Press release dated May 28, 2013

* filed herewith